Expense Limitation Agreement

To: Multi-Strategy Growth & Income Fund

80 Arkay Drive

Hauppauge, NY 11788

November 30, 2018

Dear Board Members:

You have engaged us to act as the investment adviser to Multi-Strategy Growth & Income Fund (the “Trust,” or the “Fund”), pursuant to an Investment Management Agreement dated as of November 30, 2018.

Effective from the date hereof until at least November 30, 2020, we agree to reduce our fees and/or absorb expenses of the Fund to ensure that total fund operating expenses after fee waiver and/or reimbursement (excluding any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, fees and expenses associated with instruments in other collective investment vehicles or derivative instruments (including, for example, options and swap fees and expenses), borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than Destra Capital Advisors LLC)) will not exceed 1.95% of Class A shares’ net assets, 2.45% of Class L shares’ net assets, 2.70% of Class C shares’ net assets, and 1.70% of Class I shares’ net assets.

Additionally, this Expense Limitation Agreement may not be terminated by Destra Capital Advisors LLC within the initial term, but may be terminated by the Fund’s Board of Trustees, on 60 days’ written notice to Destra Capital Advisors LLC. Thereafter any party may terminate this Agreement upon 60 days’ written notice to the other party.

Any waiver or reimbursement by us is subject to repayment by the Fund within three years from the date we waived any payment or reimbursed any expense, provided that the Fund is able to make the repayment without exceeding the expense limitation in place at the time of waiver or the current expense limitation and the repayment is approved by the Board of Trustees.

Yours very truly,

DESTRA CAPITAL ADVISORS LLC

By: /s/Robert Watson

Name: Robert Watson

Title: President

Date: November 30, 2018

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

MULTI-STRATEGY GROWTH & INCOME FUND

By: /s/Robert Watson

Name: Robert Watson

Title: President

Date: November 30, 2018